Exhibit 10.36

August 25, 2016

Better Mortgage

459 Broadway, 5th floor

New York, New York, 10013

DATA AND ANALYTICS SERVICES AGREEMENT (“Agreement”)

This agreement (the “Agreement”) is entered into between (i) thenumber, LLC , (“thenumber”) and (ii) Avex Funding Corp. d/b/a Better Mortgage (together with its affiliates, the “Client”) in connection to the provision of data and analytics services by thenumber to Client.

1.0 SERVICES

Subject to the terms and conditions hereinafter set forth, thenumber agrees to provide to Client, and Client agrees to accept from thenumber, the Services described in Schedule “A-I” attached hereto (the “Services”). It is understood and agreed that thenumber is engaged as an independent contractor and not as an employee, joint venturer or partner of Client.

2.0 TERM

2.1 This Agreement shall take effect when signed by thenumber and Client.

2.2 [***].

3.0 CHARGES

3.1 Client agrees to pay thenumber the Fees in accordance with Schedule “A” upon receipt of invoice. Payment shall be received within 15 days from receipt of invoice.

3.2 thenumber shall invoice Client for Services on a monthly basis.

4.0 CONFIDENTIALITY

4.1 Any documents, information, files and other communications exchanged under this agreement are confidential, and will not be disclosed by the thenumber or Client (collectively, the “Parties”) unless compelled by legal process. Consistent with that agreement, the Parties shall not, during [***], disclose to any person, association of persons, or corporation, any of the other party’s data or information concerning the customers, business and affairs of the other party, which the party or any of its employees may have acquired in the course of or incidental to the performance of this Agreement, without the prior written consent of the other party, except to the extent that any such information is in the public domain.

4.2 The Parties agree that the provisions of this section 4 shall survive the termination of this Agreement.

4.3 The Parties agree that thenumber actively advises clients which may have conflicting interests and/or business goals and that no claim shall be made by Client to limit thenumber’s ability to service its clients.

5.0 REPRESENTATIONS AND WARRANTIES

5.1 thenumber represents, warrants and covenants that:

(i) the Services will conform to the specifications and requirements in this Agreement, including all applicable Exhibits attached hereto;

(ii) no action, suit, proceeding or investigation is pending or, to the knowledge of thenumber, threatened against thenumber, that would adversely affect the Services;

(iii) thenumber shall exercise due care in the provision of the Services and perform all Services in a professional, timely, efficient and workmanlike manner and free of material error or defect; and

(iv) to the knowledge of thenumber, the Services will not be, at the time of providing Services, in violation of any Applicable Laws.

5.2 Each party represents and warrants that:

(i) it is validly organized and existing under applicable laws and has full power and authority under its organizational documents to execute and deliver this Agreement, which constitutes a legal, valid and binding agreement of the party enforceable in accordance with its terms, and to perform its obligations hereunder; and

(ii) this Agreement does not conflict, breach or cause a material default of its organizational documents or any agreements or other obligation to which it is a party.

6.0 COMPLIANCE

6.1 thenumber agrees to promptly comply with Applicable Laws related to the Services. If it is determined that any Services provided to Client are or could be in violation of or contradict any Applicable Laws, thenumber agrees to provide Client with a plan to remedy the problem and to promptly comply with the Applicable Laws. However, if such compliance would increase thenumber’s costs of providing the Services, the parties shall promptly meet to consider the available options, including sharing of such costs, spreading such costs over thenumber’s other customers similarly situated, and if an option satisfactory to Client or thenumber is not available, Client or thenumber may [***]. Each party shall notify the other of any changes in Applicable Laws which may adversely impact the Services and, subject to the preceding sentence.

6.2 subject to the cost sharing and termination provisions of paragraph 6.1, thenumber shall make all changes necessary to the Services to comply with all Applicable Laws.

“Applicable Laws” shall mean all Federal, State and local laws, rules, regulations, statutes, codes, ordinances, case law, judgments, orders, decrees and consent orders applicable to the parties or to the Services, including but not limited to record retention requirements and the Bank Secrecy Act, which includes the USA Patriot Act.

7.0 LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THENUMBER PROVIDES ITS SERVICES AS-IS AND SHALL NOT BE BOUND BY ANY REPRESENTATION, CONDITION, STATEMENT OR WARRANTY, WHETHER EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

7.1 Excluding claims arising as a result of willful malfeasance and except as expressly provided in this Agreement, in respect of any claims arising in any manner out of or in connection with this Agreement, thenumber assumes no liability for Services performed during the course of this Agreement. To the extent the above is deemed non-enforceable, thenumber’s total liability shall not exceed the amount of fees received in the twelve months prior to the accrual of the cause of action under this engagement.

7.2 At times thenumber may provide data to Client from third parties, either public or private. thenumber does not control the collection, storage, or dissemination of these data assets and does not guarantee their accuracy or applicability for Client’s usage. thenumber provides these data assets, or analysis or output based on these assets, as-is, with no warrant of accuracy or merchantability for any particular purpose. Client relies on such data, analysis, or output and any analytics derived therefrom at its sole risk and discretion.

7.3 thenumber shall not be liable for the actions of any third party with whom Client shares thenumber data or with whom, at Client’s direction thenumber shares thenumber data. If the actions of any third party who has received thenumber-generated data from Client or at Client’s request result in liability, Client agrees to indemnify thenumber for all associated costs, including reasonable attorneys’ fees. thenumber agrees to indemnify Client for all associated costs, including reasonable attorney’s fees arising from any liability caused by willful malfeasance on the part of thenumber in the performance of this Agreement.

7.4 Neither Party will be liable, regardless of the form of action, for loss of profit, royalties, or goodwill, or for any other special, indirect or consequential damages suffered by the other Party as a result of Services performed or not performed under this Agreement, whether or not the possibility of such loss or damages was disclosed to or reasonably could have been foreseen.

7.5 thenumber will not be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including, but not limited to, third party system downtime.

7.6 In the event that Client requests thenumber on behalf of Client to access or provide credit data on consumers, Client certifies that they will only request such credit data if they have permissible purpose to access such data, either offered directly from a potential borrower or for other reasons. Client understands that this may create obligations between Client and the potential borrower, including but not limited to an obligation to offer credit to qualified borrowers for whom credit information has been requested. In the event that any borrower or potential borrower with a relationship with Client disputes thenumber’s or Client’s access or use of credit data, Client agrees to indemnify thenumber for any legal costs or damages, as incurred, that may arise from such action.

7.7 thenumber represents the following in connection with executing, at Client’s direction, marketing campaigns, [***]

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8.0 GENERAL

Invoices shall be submitted by email to [***] unless otherwise instructed by Client.

8.1 With respect to its subject matter, this Agreement contains the entire understanding of the Parties and supersedes and replaces any written or oral proposal, correspondence, conversation, document or other arrangement previously made by or exchanged between thenumber and Client. Without limiting the generality of the foregoing, no provision of any order or other document submitted by Client which is in any way inconsistent with or in addition to the terms and conditions of this Agreement shall be binding upon thenumber.

8.2 Failure on any Party’s part to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver by the other Parties of that term, covenant or condition, or any other term, covenant, or condition of this Agreement.

8.3 I f any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

8.4 This Agreement may only be modified by written amendment executed by authorized officers of both Parties.

8.5 Any notice required or permitted to be given hereunder shall be in writing and may be given by delivering it, or mailing the same by registered or certified mail, and such notice shall be sufficiently given if addressed to the party entitled to receive such notice at the address specified on the signature page of this Agreement. Any such notice delivered to the addressee shall be deemed to have been received when actually delivered. Any such notice sent by registered or certified mail shall be deemed to have been received by the addressees on the fourth calendar day following the day on which such notice was mailed, provided that the certification demonstrates that such notice was in fact delivered to the party.

8.6 This Agreement shall be governed by and construed in accordance with the laws of [***] without regard to the choice-of-law rules thereof. Any dispute brought in connection with this agreement shall be submitted for binding arbitration under the American Arbitration Association’s commercial rules. Discovery in any such arbitration will be limited to the parties and narrow in scope. The venue for any such arbitration will be [***].

8.7 This Agreement may not be assigned by any party without the prior written consent of the other.

8.8 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.9 This Agreement may be executed in counterparts and when delivered to thenumber shall constitute the one and complete Agreement. This Agreement may also be executed in facsimile or scanned email signatures which shall be deemed original signatures.

CLIENT ACKNOWLEDGES HAVING READ THIS AGREEMENT AND AGREES TO ALL TERMS AND CONDITIONS STATE HEREIN.

THENUMBER LLC		Avex Funding Corp. d/b/a/ Better Mortgage

By:	/s/ Nicholas J. Calamari	By:	/s/ Paula Tuffin

Name:	Nicholas J. Calamari	Name:	Paula Tuffin
Title:	General Counsel	Title:	General Counsel

Date: August 25, 2016	Date: August 25, 2016

Schedule “A”: Services

I.	Services

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II.	Fees

After an initial pilot, which shall be free of charge (such free pilot may be cancelled by either party at anytime), fees will be negotiated in good faith by the parties, expected to be based on a per-lead amount.

III.	Miscellaneous

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